                                                                    EXHIBIT 10.4


                              PUT/CALL OPTION AGREEMENT

     Put/Call Option Agreement dated as of December 31, 1996 among COLOR SPOT NURSERIES, INC., a Delaware corporation whose name is to be changed to "CSN, Inc." (the "Company"), KCSN ACQUISITION COMPANY, L.P. ("KCSN"), and the stockholders of the Company listed on Schedule A hereto (collectively, the "Stockholders"). The Company is a party to a Recapitalization and Stock Purchase Agreement of even date herewith (the "Recapitalization Agreement") with KCSN and certain of the Stockholders pursuant to which KCSN has agreed to purchase $21.5 million of the Common Stock, $.01 par value (the "Common Stock"), of the Company. The execution and delivery of this Agreement is a condition precedent to KCSN's obligations under the Recapitalization Agreement.

     THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:

     Section 1. GRANT OF PUT AND CALL OPTIONS. (a) The Company hereby grants to each of the Stockholders the right to sell to the Company, for a purchase price per share of $4.95037 in cash (the "Purchase Price"), the number of shares of Common Stock set forth opposite the name of such Stockholder (the "Redeemed Shares") on Schedule A hereto (the "Put Option"). The Put Option shall be exercisable as to all but not less than all the Redeemed Shares covered thereby at any time following the closing of the transactions contemplated by the Recapitalization Agreement (the "Effective Date") and prior to the 30th day following the Purchase Date set forth opposite the name of such Stockholder on Schedule A hereto (the "Put Exercise Period"). The Put Option shall be exercised by the Stockholder by delivering written notice of exercise to the Company prior to the expiration of the Put Exercise Period.

     (b) Each Stockholder hereby grants to the Company the right to purchase from such Stockholder, at a cash purchase price per share equal to the Purchase Price, the number of Redeemed Shares set forth opposite such Stockholder's name on Schedule A hereto (the "Call Option"). The Call Option shall be exercisable as to all but not less than all of the Redeemed Shares covered thereby at any time following the Purchase Date set forth opposite the name of such Stockholder on Schedule A hereto and prior to the 60th day following such date (the "Call Exercise Period"). The Call Option shall be exercised by the Company by delivering written notice of exercise to the Stockholder prior to the expiration of the Call Exercise Period.

     (c) The closing of the purchase and sale of Common Stock pursuant to exercise of the Put or Call Option shall be consummated within 30 days following delivery of the applicable notice of exercise. At such closing, the Company shall deliver the Purchase Price by wire transfer of immediately available funds against delivery of certificates evidencing the Redeemed Shares to be purchased, duly endorsed or accompanied by stock powers duly executed in blank.

     Section 2. EXERCISE OF INCENTIVE STOCK OPTIONS. Each Stockholder holding an "incentive stock option" agrees to exercise such option as of the Effective Date and to pay the aggregate exercise price reflected on Schedule
A. In connection with such exercise, the Company will make a loan to each such Stockholder on the Effective Date in the amount of such Stockholder's aggregate exercise price (a "Loan"). Each Loan shall bear interest at the applicable federal rate for short-term obligations and shall mature on the last day of the Put Exercise Period applicable to such Stockholder or earlier exercise of the Put or Call Option with respect to such Stockholder. Each Loan shall be secured by the shares of Common Stock issued upon exercise of the related options, and the Company shall be entitled to retain all certificates evidencing such shares until such Loan is repaid in full. In addition, on the Effective Date, the Company shall pay to each Stockholder a bonus in the amount reflected on Schedule A, which bonus shall be paid in the form of a reduction of such Stockholder's Loan amount. The net amount of the Loan to be made to each Stockholder is set forth on Schedule A.

     Section 3. EXERCISE OF HALAMUDA OPTION; PAYMENT OF HELLER FEE. On January 2, 1997, Michael F. Vukelich and Jerry L. Halamuda agree to pay to Heller Equity Capital Corporation ("Heller") a fee in the amount of $152,848 and 192,731, respectively. On January 2, 1997, Mr. Halamuda agrees to exercise his non-qualified stock option with respect to 274,242 shares of Common Stock and to pay the exercise price therefor reflected on Schedule A.

     Section 4. REPRESENTATIONS AND WARRANTIES. Each Stockholder severally represents and warrants to the Company, both as of the date hereof and as of the date of closing of an exercise of the Put or Call Option with respect to such Stockholder (i) that such Stockholder is the record and beneficial owner of the Redeemed Shares set forth opposite such Stockholder's name on Schedule A, free and clear of any liens, encumbrances or claims of third parties, (ii) that this Agreement is the valid and binding obligation of such Stockholder enforceable in accordance with its terms, and (iii) that such Stockholder's execution and delivery of this Agreement and performance of such Stockholder's obligations hereunder do not and will not violate any law or regulation applicable to such Stockholder or any contract or agreement to which such Stockholder is subject. Each Stockholder agrees to indemnify and hold harmless the Company for any loss or expense suffered by the Company as a result of a breach of such Stockholder's representations and warranties set forth herein.

     Section 5. TRANSFER RESTRICTIONS; GRANT OF PROXY. Each Stockholder hereby agrees that the Redeemed Shares may not be sold, pledged, hypothecated or otherwise transferred without the Company's prior written consent so long as the Put and Call Options remain in effect. In addition, each Stockholder hereby grants to KCSN an irrevocable proxy with respect to the Redeemed Shares held by it to vote such shares on all matters submitted for stockholder approval by the Company or to take action by written consent in lieu thereof so long as the Put and Call Options remain in effect. Such proxy shall be deemed to be coupled with an interest and shall survive the death or incapacity of the Stockholder.

     Section 6. CONDITIONS TO COMPANY'S OBLIGATIONS. The Company's obligation to purchase Redeemed Shares from any Stockholder pursuant to an exercise of the Put or Call Option shall be subject to satisfaction of the following conditions precedent: (i) the representations and warranties of such Stockholder set forth herein shall be true and correct in all respects, and (ii) such purchase shall not constitute a default under the terms of the Company's indebtedness for borrowed money. In the event of a restriction on the purchase of Redeemed Shares pursuant to the terms of the Company's indebtedness, the Company shall purchase the maximum amount of Redeemed Shares that it is able to purchase consistent with such restriction and shall exercise reasonable commercial efforts (in no event to require the refinancing of the Company's indebtedness or the payment of money) to remove such restriction and, upon such removal, the Company shall purchase the balance of such Redeemed Shares.

     Section 7. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (confirmed in writing) or sent by reputable overnight courier service for next-day delivery (charges prepaid) to the Company at its address set forth below and to any Stockholder at the address indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, on the date of transmission if sent by confirmed telecopy (or on the next business day if transmission is not made on a business day) or on the next business day after deposit with a reputable overnight courier service for next business day delivery.

          The Company's address is:

               Color Spot Nurseries, Inc.
               3478 Buskirk Avenue, Suite 260
               Pleasant Hill, CA 94523
               Attention:  Michael F. Vukelich
               Telecopy:  (510) 935-0799

     Section 8. ASSIGNMENT. This Agreement may not be assigned by any party; provided, however, that the Company may assign its right to purchase Redeemed Shares to any third party subject only to compliance with applicable securities laws. This Agreement shall be binding upon the successors of the parties hereto.

     Section 9. TERMINATION. This Agreement and the obligations of the parties hereunder shall terminate in the event that the Recapitalization Agreement is terminated prior to the Effective Date.

     Section 10. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute one instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                       COLOR SPOT NURSERIES, INC.



                                       By: /s/ Michael F. Vukelich
                                          ---------------------------


                                       KCSN ACQUISITION COMPANY, L.P.

                                       By KCSN Management Company, L.P.
                                          Its General Partner

                                          By KCSN G.P., Inc.
                                             Its General Partner



                                       By: /s/ Samuel P. Frieder
                                          ---------------------------
                                          Samuel P. Frieder
                                          Vice President


                                       STOCKHOLDERS:

                                        /s/ Jerry L. Halamuda
                                       ------------------------------
                                       Jerry L. Halamuda

                                        /s/ Gary E. Mariani
                                       ------------------------------
                                       Gary E. Mariani

                                        /s/ Gene Malcolm
                                       ------------------------------
                                       Gene Malcolm

                                        /s/ Steven J. Bookspan
                                       ------------------------------
                                       Steven J. Bookspan

                                        /s/ Michael T. Neenan
                                       ------------------------------
                                       Michael T. Neenan

                                        /s/ Robert F. Strange
                                       ------------------------------
                                       Robert F. Strange

                                        /s/ Jim Tsurudome
                                       ------------------------------
                                       Jim Tsurudome

                                        /s/ Dick George
                                       ------------------------------
                                       Dick George

                                        /s/ Gary Crook
                                       ------------------------------
                                       Gary Crook

                                        /s/ Dave Grimshaw
                                       ------------------------------
                                       Dave Grimshaw

                                        /s/ John Negrete
                                       ------------------------------
                                       John Negrete

                                        /s/ Dennis Bahen
                                       ------------------------------
                                       Dennis Bahen

                                        /s/ Michael F. Vukelich
                                       ------------------------------
                                       Michael F. Vukelich

                  SCHEDULE A TO PUT/CALL OPTION AGREEMENT

Stockholder          Option Shares     Purchase Date      Exercise Price   Bonus Amount   Loan Amount
-----------          -------------     -------------      --------------   ------------   -----------
Michael Vukelich        368,482        January 1, 1997       N/A               N/A           N/A

Jerry Halamuda          299,242        January 1, 1997    $274,242             N/A           N/A
                        125,000        May 1, 1997

Steven Bookspan          32,718        May 1, 1997          57,335           $14,431       $42,904

Gary Crook                7,475        December 31, 1996    57,335             8,431        48,904
                         11,641        December 1, 1997

Dave Grimshaw            19,116        December 1, 1997     57,335             8,431        48,904

Gene Malcolm             39,334        May 1, 1997          57,335            23,137        34,198

Michael Neenan           29,291        December 1, 1997     57,335             9,902        47,433

Robert Strange           29,291        December 1, 1997     57,335             9,902        47,433

Jim Tsurodome            20,201        May 1, 1997          57,335            12,108        45,227

John Negrete             13,130        December 1, 1997     25,000             3,876        21,324

Gary Mariani            109,689        May 1, 1997          57,335            26,814        30,521

Richard George           52,455        July 1, 1997         57,335            23,137        34,198

Dennis Bahen              N/A             N/A               10,000             1,471         8,529